Exhibit 10.8.3

AMENDMENT NUMBER 4
TO
THE MACERICH COMPANY
EXECUTIVE OFFICER SALARY DEFERRAL PLAN

WHEREAS, The Macerich Company (the “Company”) has established The Macerich Company Executive Officer Salary Deferral Plan (the “Plan”) to provide supplemental retirement income benefits through prior salary deferrals for certain of its executive officers; and

WHEREAS, it is appropriate and desirable to amend the Plan to permit Arthur M. Coppola to make a new distribution election during 2008 pursuant to transition relief provided in Treasury Regulations and Internal Revenue Service guidance under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and otherwise to bring the Plan into compliance with the requirements of Section 409A of the Code; and

WHEREAS, Section 8.4 of the Plan provides for the amendment of the Plan.

NOW, THEREFORE, the Plan is hereby amended as set forth below, effective January 1, 2008, or such other date or dates as may be specified below.

ARTICLE III
DEFERRAL ELECTIONS

1.               Section 3.1 of the Plan is amended by adding a new subsection (f) to read as follows:

(f)            2008 Transition Relief Distribution Election.  Notwithstanding the provisions of Section 3.1(c) hereof, Arthur M. Coppola may designate a new date for the distribution of benefits to him under the Plan by filing a new election with the Committee on or after January 1, 2008 and on or before December 31, 2008.  Any such new election shall apply only to amounts that would not otherwise be payable in 2008 and shall not cause any amount to be paid in 2008 that would not otherwise be payable in 2008.  Any such new election shall be irrevocable.

ARTICLE VII
ADMINISTRATION

2.               Section 7.4 of the Plan is amended by adding the following sentence at the end thereof:

To the extent that benefits under the Plan are or may be subject to Section 409A of the Code, all terms and provisions of the Plan are intended, and shall be interpreted and applied by the Company and the Committee to the greatest extent possible in such manner as may be necessary, to comply with the provisions of Section 409A of the Code and any rules, regulations or other regulatory guidance issued under Section 409A of the Code.

ARTICLE VIII
MISCELLANEOUS

3.               The second sentence of Section 8.4 of the Plan is amended to read as follows:

In the event that this Plan is terminated in full or as to any Participant (other than Dana Anderson) in accordance with the provisions of either paragraph (A) or (B) of Treasury Regulations Section 1.409A-3(j)(4)(ix), the amounts credited to a Participant’s (other than Dana Anderson’s) Deferral Account and Company Matching Account shall be distributed to the Participant (other than Dana Anderson) or, in the event of his death, to his Beneficiary in a lump sum within thirty (30) days following the date of termination; provided, however, if the Plan is terminated under circumstances to which such provisions of the Treasury Regulations do not apply, distributions to a Participant (other than Dana Anderson) or his Beneficiary shall be made on the dates on which the Participant (other than Dana Anderson) or his Beneficiary would receive benefits hereunder in accordance with Section 6.1 without regard to the termination of the Plan or as otherwise required or permitted by applicable law.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this amendment this 24th day of November, 2008.

THE MACERICH COMPANY

By	/s/ Richard A. Bayer
Richard A. Bayer
Senior Executive Vice President, Chief
Legal Officer & Secretary